Exhibit 11.1

Vertical Aerospace Ltd.

Insider Trading Compliance Policy

Contents

CONTENTS

I.	Summary	2
II.	Statement of Policies Prohibiting Insider Trading	3
III.	Explanation of Insider Trading	3
IV.	Statement of Procedures to Prevent Insider Trading	4
V.	Prohibited Transactions	6
VI.	Rule 10b5-1 Trading Plans	7
VII.	Policy Compliance	8

© VERTICAL AEROSPACE GROUP LTD 2023. ALL RIGHTS RESERVED. CONFIDENTIAL AND PROPRIETARY DOCUMENT.
POL-0049	Issue 03	Release date: June 2025	Printed copies are not controlled. Confirm revision status through the VMS portal

Vertical Aerospace Ltd.

Insider Trading Compliance Policy

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm Vertical Aerospace Ltd.’s reputation, and result in your dismissal from Vertical Aerospace Ltd. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

I.Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security or the issuer of the security. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, board observers and advisors, and employees of the Company (“Company personnel”). For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, limited liability companies, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Notwithstanding anything to the contrary, the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Officers, directors and employees, together with any other person designated as being subject to this Policy by the General Counsel or his or her designee, are referred to collectively as “Covered Persons.” Questions regarding the Policy should be directed to the Company’s General Counsel or his or her designee (the “Compliance Officer”).

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company, the Compliance Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

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II.Statement of Policies Prohibiting Insider Trading

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies' securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company's industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person's employment or service with the Company. For the avoidance of doubt, the trading restrictions of this Policy do not apply to exercises of share options or other equity awards, the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or the vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the cashless exercise of a Company share option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception).

From time to time, events will occur that are material to the Company and cause certain Covered Persons to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

No Covered Person shall directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

III.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.

“Securities” includes shares, stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

A.	What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a

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company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, trial results, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Company’s Compliance Officer. A good rule of thumb: When in doubt, do not trade.

B.	What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

IV.	Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Blackout Periods

There may be periods in which Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. In such cases, to avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, the Company may declare a trading suspension period impacting any or all Covered Persons (as well as any individual or entity covered by this Policy by virtue of their relationship to such Covered Persons) (in each case, a “blackout period”).

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes and subject to a blackout period. No officer, director, or other Company Personnel listed on Schedule A (as may be amended from time to time by the Compliance Officer) (as well as any individual or entity covered by this Policy by virtue of their relationship to such Company Personnel) shall purchase or sell any security of the Company during the period beginning on the 7th calendar day before the end of any fiscal quarter or half, as applicable, of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or half, as applicable.

A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.

These blackout prohibitions do not apply to:

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●	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

●	exercises of share options or other equity awards, the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or the vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the cashless exercise of a Company share option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

●	bona fide gifts of the Company’s securities or transfers by will or the laws of descent and distribution, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; or

●	purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Exchange Act.

Exceptions to the blackout period policy may be approved only by the Company’s Compliance Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that Covered Persons suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

B.	Preclearance of All Trades by All Officers, Directors and Key Employees

All transactions in the Company’s securities by directors, officers, or other Company Personnel listed on Schedule B (as may be amended from time to time by the Compliance Officer) (as well as any individual or entity covered by this Policy by virtue of their relationship to such Company Personnel) (each, a “Preclearance Person”) must be precleared by the Company’s Compliance Officer. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law, nor does it relieve you of your responsibility under SEC rules.

A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, gift, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, unless otherwise determined by the Compliance Officer or Principal Financial Officer, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer ) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The General Counsel shall have sole discretion to decide whether to clear transactions by the Compliance Officer when his or her designee. The Principal Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. The Compliance Officer shall have sole discretion to decide whether to clear transactions by the Principal Financial Officer or persons or entities subject to this policy as a result of their relationship with the Principal Financial Officer.) All trades that are precleared must be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan (as defined below in Section VI) that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the

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Company, the Compliance Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.	Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you (as well as any individual or entity covered by this Policy by virtue of their relationship to you) may not trade in the Company’s securities until that information has become public or is no longer material.

V.	Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.	Publicly Traded Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Covered Persons to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options under the Company’s equity plans). Covered Persons are prohibited from purchasing the Company’s securities on margin, i.e. holding the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities), or otherwise pledging the Company’s securities to secure loans, unless the transaction is preapproved by the Company’s Compliance Officer or, in the case of directors, the Board of Directors or Audit Committee of the Board of Directors. All requests for preapproval should be submitted at least ten days prior to the proposed date of execution of the margin purchase or pledge. Any Covered Person who intends to pledge the Company’s securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

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E.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fun, a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	Rule 10b5-1 Trading Plans

A.	Overview

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s securities entered into in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:

●	has been submitted to and preapproved by the Company’s Compliance Officer;

●	includes a “Cooling Off Period” between the establishment of a Trading Plan and commencement of any transactions under such plan for
●	directors and officers that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing or furnishing, as applicable, the Form 20-F or Form 6-K disclosing financial results covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
●	employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.

●	for directors and officers, includes a representation in the Trading Plan that the director or officer is (i) not aware of any material nonpublic information about the Company or its securities; and (ii) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

●	you entered into in good faith at a time when you were not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

●	either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions; and

●	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Trades may occur outside of a pre-existing Trading Plan provided that (i) any trades made outside such Trading Plan are not opposite-way to, or are otherwise designed to hedge or offset, trades made under the Trading Plan instructions and are made in accordance with this Policy (including, without limitation, with respect to trading windows and preclearance requirements) and (ii) the transactions under

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Trading Plan are made in accordance with its terms.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding, the adoption, modification or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into, informing the Company of, or trading under a Trading Plan.

VII.	Policy Compliance

A.	Interpretation, Amendment and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

B.	Execution and Return of Certification of Compliance

All officers, directors, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy

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